Exhibit 10.36

FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment to Lease Agreement (this “Fourth Amendment”), made and entered into as of the 13th day of January, 2017, by and between Paragon Centre Holdings, LLC, a Kentucky limited liability company (“Landlord”) and Texas Roadhouse Holdings LLC, a Kentucky limited liability company (“Tenant”).

WITNESSETH THAT:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 11, 2012, as amended by that certain First Amendment to Lease dated January 10, 2013, as further amended by that certain Second Amendment to Lease dated February 11, 2015, and as further amended by that certain Third Amendment to Lease dated January 25, 2016 (collectively, the “Lease) for the lease of Suites 140, 150, 200, 420 and 430 collectively containing approximately 12,867 square feet of rentable space (the “Existing Premises”) within that certain building commonly known as One Paragon Centre (the “Building”);

WHEREAS, subject to the terms and conditions of this Fourth Amendment, Tenant desires to lease additional space known as Suites 300, 305, 320 and 410 collectively containing approximately 21,761 square feet of rental space within the Building (the “Expansion Premises”); and

WHEREAS, Landlord and Tenant desire to amend certain terms and conditions of the Lease and evidence their agreements and other matters by means of this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereby agree as follows:

1.

Subject to the terms and conditions of this Fourth Amendment, including, without limitation, Section 6 below, commencing on the Expansion Premises Commencement Date (as hereinafter defined) and continuing thereafter for the duration of the Term of the Lease (as extended hereby), (i) Landlord agrees to lease and Tenant agrees to accept in its "AS IS WHERE IS" condition, the Expansion Premises; (ii) Paragraph 2.1 of the Lease shall be amended to include the Expansion Premises (i.e., Suites 300, 305, 320 and 410) and the total rentable square footage of the Existing Premises, as expanded by the Expansion Premises, shall be approximately 34,628 square feet; (iii) the Premises under the Lease shall mean the Existing Premises, as expanded by the Expansion Premises; (iv) the Term for the Expansion Premises shall be coterminous with the remainder of the Existing Premises (subject to Section 2 below); (v) Paragraph 3.1 of the Lease is hereby amended to state that Tenant's obligation to pay Base Rent and Tenant's Prorata Share of Operating Expenses for the Expansion Premises commences on the Expansion Premises

Commencement Date; (vi) Paragraph 3.2 of the Lease is hereby amended to state that Tenant's obligation to pay Tenant's Prorata Share of Operating Expenses for the Expansion Premises commences on the Expansion Premises Commencement Date; and (vii) Article I and Paragraph 3.2 of the Lease are hereby amended to provide that the “Base Year” for purposes of the Expansion Premises and Tenant's Prorata Share of Operating Expenses for the Expansion Premises shall be calendar year 2011 (the parties acknowledging that for the purposes of the Existing Premises and Tenant’s Prorata Share of Operating Expenses for the Existing Premises, the parties shall continue to use calendar year 2013 for the Base Year).

2.

Subject to the terms and conditions of this Fourth Amendment, including, without limitation, this Section 2, effective as of the Expansion Premises Commencement Date, Landlord and Tenant acknowledge and agree that the Term of the Lease for the Existing Premises, as expanded by the Expansion Premises, shall now expire on December 31, 2025 (unless further extended in accordance with the terms and conditions of the Lease, as amended by Section 5 below and/or otherwise terminated early in accordance with the terms and conditions of the Lease).

3.

Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Premises Commencement Date and continuing thereafter for the duration of the Term (as the same may be extended), Tenant covenants and agrees to pay to Landlord, without notice or demand, on the first (1st) day of each month in advance, Base Rent for the Expansion Premises in accordance with the following schedule:

Period	Per Sq. Ft.	Annual Base Rent
EPCD – 8/28/17	$19.60	$426,515.60*
8/29/17 – 8/28/18	$19.99	$435,002.39*
8/29/18 – 12/31/18	$21.74	$473,084.14*
1/1/19 – 12/31/19	$22.17	$482,441.37
1/1/20 – 12/31/20	$22.61	$492,016.21
1/1/21 – 12/31/21	$23.06	$501,808.66
1/1/22 – 12/31/22	$23.52	$511,818.72
1/1/23 – 12/31/23	$23.99	$522,046.39
1/1/24 – 12/31/24	$24.47	$532,491.67
1/1/25 – 12/31/25	$24.96	$543,154.56

*annualized

Notwithstanding the foregoing, except as otherwise expressly set forth herein, all other rent due and payable to Landlord from Tenant, including, without limitation, Base Rent for the Existing Premises (i.e., Suites 140, 150, 200, 420 and 430) and Tenant’s Prorata Share of Operating Expenses for the Existing Premises and Expansion Premises shall be paid in accordance with the terms and conditions of the Lease, as amended by this Fourth Amendment.

4.

Landlord and Tenant agree that effective as of the Expansion Premises Commencement Date, Section 11.13 of the Lease shall be amended to state that Tenant’s occupancy of the Existing Premises, as expanded by the Expansion Premises, shall include the use of up to one hundred thirty-eight (138) parking spaces (based on a ratio of 4.0 parking spaces per 1,000 rentable square feet) which shall be used in common with other tenants, invitees and visitors of the Building.

5.

Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that following the Expansion Premises Commencement Date, (a) Tenant shall have one (1) option (the “Extension Option”) to extend the Term of the Lease for the Existing Premises, as expanded by the Expansion Premises, for five (5) additional years and (b) the existing Extension Options (as previously defined in the Lease) for Suites 140, 150, 200, 420 and 430 are deemed null and void and of no further force and effect.   Such Extension Option, if exercised, shall commence on January 1, 2026 and shall expire on December 31, 2030 and shall be upon the same terms and conditions of the Lease (as herein amended), except that the Base Rent for the Existing Premises shall increase annually by three percent (3%) and Base Rent for the Expansion Premises shall increase annually by two percent (2%).  With respect to the Extension Option, Tenant shall be required to provide written notice of its intention to exercise such Extension Option no later than one hundred eighty (180) days prior to the end of the then-current Term.

Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that (i) the grant of the one (1) five (5) year renewal option in accordance with the immediately preceding paragraph is in lieu (and not in addition to) (a) the two (2) six (6) year renewal options granted under the Lease for Suites 140, 150 and 200 and (b) the six (6) one (1) year renewal options followed by the one (1) six (6) year renewal option granted under the Lease for Suites 420 and 430, and (ii) following the Expansion Premises Commencement Date, Tenant shall only have the right to extend the Term of the Lease for one (1) five (5) year renewal option in accordance with the immediately preceding paragraph.

6.

Notwithstanding anything to the contrary contained in this Fourth Amendment, Landlord and Tenant acknowledge and agree that as of the date of this Fourth Amendment, (i) the Expansion Premises are currently occupied by Payment Alliance International, Inc. (“PAI”) pursuant to that certain Lease Agreement dated December 16, 2010 (as amended, the “PAI Lease”) between Landlord, as landlord, and PAI, as tenant, (ii) the term of the PAI Lease is scheduled to expire on August 28, 2018; (iii) PAI and Tenant have entered into a separate agreement (as amended, the “Relocation Agreement”) whereby PAI has agreed to vacate the Expansion Premises to allow Tenant to occupy the same on or before June 1, 2017; and (iv) PAI and Landlord have entered into a mutual termination of the PAI Lease (the “PAI Lease Termination Agreement”) providing, without limitation, that PAI shall vacate the Expansion Premises on or before June 1, 2017.  In furtherance of the foregoing, in the event PAI fails to vacate the Expansion Premises on or before June 1, 2017 in accordance with the PAI Lease Termination Agreement, then upon written request from Tenant, Landlord agrees to use commercially reasonable efforts to cause PAI to vacate the Expansion Premises, including, without limitation, the filing of a dispossession action in the applicable court.   Notwithstanding the foregoing or anything herein to the contrary, PAI’s failure to vacate the Expansion Premises on or before June 1, 2017 shall not be a default hereunder or under the Lease.

7.

Landlord and Tenant acknowledge and agree that prior to the delivery of the Expansion Premises to Tenant by Landlord, Landlord is required to obtain possession of the Expansion Premises from PAI, and PAI is required under the Relocation Agreement and the PAI Lease Termination Agreement to vacate the Expansion Premises on or before June 1, 2017.  In furtherance of the foregoing, promptly following the date Landlord obtains possession of the Expansion Premises from PAI, Landlord shall deliver possession of the Expansion Premises to Tenant in the condition required under Section 1 above.   For the purposes of this Fourth Amendment, the term “Expansion Premises Commencement Date" or “EPCD” shall mean the date Landlord delivers possession of the Expansion Premises to Tenant in writing.

8.	All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

9.	This Fourth Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

10.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect according to its terms and shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns; the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Fourth Amendment, the terms of this Fourth Amendment shall control as to the subject matter covered herein.

11.

This Fourth Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  This Fourth Amendment shall be binding on the parties when executed and delivered by the parties to one another by facsimile and/or other electronic transmission.

—Signatures Appear on Following Page—

IN WITNESS WHEREOF, the undersigned parties have duly executed this Fourth Amendment as of the date and year first above written.

LANDLORD:		TENANT:

PARAGON CENTRE HOLDINGS, LLC,		TEXAS ROADHOUSE HOLDINGS LLC,
a Kentucky limited liability company		a Kentucky limited liability company

By: Texas Roadhouse, Inc., a Delaware corporation, its Manager

By:	/s/ David W. Nicklies	By:	/s/ Scott Colosi
	David W. Nicklies, Manager		Scott Colosi, President and CFO